EXHIBIT 10.6.2

FORM OF

LEGACY BANKS

CHANGE IN CONTROL AGREEMENT

VICE PRESIDENTS

This AGREEMENT is made effective as of                         , 2005, by and between Legacy Banks (the “Bank”), a Massachusetts-chartered savings bank, with its principal administrative office at 99 North Street, Pittsfield, Massachusetts 01202,                                               (“Executive”), and Legacy Bancorp, Inc. (the “Holding Company”), a corporation organized under the laws of the State of Delaware, which is the holding company of the Bank.

WHEREAS, the Bank recognizes the substantial contribution Executive has made to the Bank and wishes to protect Executive’s position therewith for the period provided in this Agreement; and

WHEREAS, Executive has agreed to serve in the employ of the Bank.

NOW, THEREFORE, in consideration of the contribution and responsibilities of Executive, and upon the other terms and conditions hereinafter provided, the parties hereto agree as follows:

1.	TERM OF AGREEMENT.

The term of this Legacy Banks Change in Control Agreement (the “Agreement”) shall be deemed to have commenced as of the date first above written and shall continue for a period of two (2) full calendar years thereafter. Commencing on the first anniversary date of this Agreement and continuing at each anniversary date thereafter, the Board of Directors of the Bank (“Board”) may extend the Agreement for an additional year. The Board will review the Agreement and Executive’s performance annually for purposes of determining whether to extend the Agreement, and the results thereof shall be included in the minutes of the Board’s meeting.

2.	CHANGE IN CONTROL.

(a)	If a Change in Control (as defined herein) has occurred or the Board has determined that a Change in Control has occurred, Executive shall be entitled to the benefits provided in Section 3 upon his subsequent termination of employment at any time during the term of this Agreement due to (i) Executive’s dismissal, or (ii) Executive’s voluntary resignation following any demotion, loss of title, office or significant authority or responsibility, reduction in the annual compensation or material reduction in benefits or relocation of his principal place of employment by more than 30 miles from its location immediately prior to the Change in Control, unless such termination is because of his death or termination for Cause.

(b)	For purposes of this Agreement, a “Change in Control” shall mean an event of a nature that: (i) would be required to be reported in response to Item 5.01(a) of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”); or (ii) results in a Change in Control of the Bank or the Holding Company within the meaning of the Change in Bank Control Act and the Rules and Regulations promulgated by the Federal Deposit Insurance Corporation (“FDIC”) at 12 C.F.R. ss. 303.4(a) with respect to the Bank and the Rules and Regulations promulgated by the Office of Thrift Supervision (“OTS”) (or its predecessor agency), with respect to the Holding Company, as in effect on the date of this Agreement, or (iii) without limitation such a Change in Control shall be deemed to have occurred at such time as (A) any “person” (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Bank or the Holding Company representing 20% or more of the Bank’s or the Holding Company’s outstanding securities except for any securities of the Bank purchased by the Holding Company in connection with the conversion of the Bank to the stock form and any securities purchased by any tax qualified employee benefit plan of the Bank; or (B) individuals who constitute the Board of Directors on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Holding Company’s stockholders was approved by the same Nominating Committee serving under an Incumbent Board, shall be, for purposes of this clause (B), considered as though he were a member of the Incumbent Board; or (C) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Bank or the Holding Company or similar transaction occurs in which the Bank or Holding Company is not the resulting entity; or (D) solicitations of shareholders of the Holding Company, by someone other than the current management of the Holding Company, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Holding Company or Bank or similar transaction with one or more corporations as a result of which the outstanding shares of the class of securities then subject to the plan or transaction are exchanged for or converted into cash or property or securities not issued by the Bank or the Holding Company shall be distributed; or (E) a tender offer is made for 20% or more of the voting securities of the Bank or the Holding Company.

(c)

Executive shall not have the right to receive termination benefits pursuant to Section 3 hereof upon Termination for Cause. The term “Termination for Cause” shall mean termination because of Executive’s personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses), a violation of the Legacy Banks Code of Conduct dated February 3, 2005, as amended from time to time, or final cease-and-desist order, or material breach of any provision of this Agreement. Notwithstanding the foregoing, Executive shall not be deemed to have been Terminated for Cause unless and until there shall have been delivered to him a Notice of Termination which shall include a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Board of Directors of the Bank at a meeting of the Board called and held for that purpose (after reasonable notice to Executive and an opportunity for him, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Executive’s conduct justified a finding of Termination for Cause and specifying the particulars thereof in detail. Executive shall not have the right to receive compensation or other benefits for any period after the Date of Termination for Cause. During the period beginning on the date of the Notice of Termination for Cause pursuant to Section 4 hereof through the Date of Termination for Cause, stock options and related limited rights granted to Executive under any stock option plan shall not be exercisable nor shall any unvested awards granted to Executive under any stock benefit plan of the Bank, the Company or any subsidiary or affiliate thereof, vest. At the Date of Termination for Cause, such stock options and related limited rights and any such unvested awards shall become null and void and shall not be exercisable by or delivered to Executive at any time subsequent to such Termination for Cause.

3.	TERMINATION BENEFITS.

(a)	Upon the occurrence of a Change in Control, followed at any time during the term of this Agreement by termination of the Executive’s employment due to: (1) Executive’s dismissal or (2) Executive’s voluntary termination pursuant to Section 2(a), unless such termination is due to Termination for Cause, the Bank and the Holding Company shall pay Executive, or in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, a sum equal to one (1) times Executive’s average annual compensation for the five most recent taxable years that Executive has been employed by the Bank or such lesser number of years in the event that Executive shall have been employed by the Bank for less than five years. Such average annual compensation shall include Base Salary, commissions, and bonuses, as well as contributions on Executive’s behalf to any pension and/or profit sharing plan, retirement payments, directors or committee fees, fringe benefits paid or to be paid to the Executive in any such year and payment of any expense items without accountability or business purpose or that do not meet the Internal Revenue Service requirements for deductibility by the Bank; provided however, that any payment under this provision and subsection 3(b) below shall not exceed three (3) times the Executive’s average annual compensation. At the election of Executive, which election is to be made prior to a Change in Control, such payment shall be made in a lump sum. In the event that no election is made, payment to Executive will be made on a monthly basis in approximately equal installments during the remaining term of this Agreement.

(b)	Upon the occurrence of a Change in Control of the Bank or the Holding Company followed at any time during the term of this Agreement by Executive’s voluntary or involuntary termination of employment, other than for Termination for Cause, the Bank shall cause to be continued life, medical and disability coverage substantially identical to the coverage maintained by the Bank or Holding Company for Executive prior to his severance, except to the extent such coverage may be changed in its application to all Bank or Holding Company employees on a nondiscriminatory basis. Such coverage and payments shall cease upon the expiration of eighteen (18) full calendar months from the Date of Termination.

(c)	Notwithstanding the preceding paragraphs of this Section 3, in no event shall the aggregate payments or benefits to be made or afforded to Executive under said paragraphs (the “Termination Benefits”) constitute an “excess parachute payment” under Section 280G of the Code or any successor thereto, and in order to avoid such a result Termination Benefits will be reduced, if necessary, to an amount (the “Non-Triggering Amount”), the value of which is one dollar ($1.00) less than an amount equal to three (3) times Executive’s “base amount,” as determined in accordance with said Section 280G. The allocation of the reduction required hereby among the Termination Benefits provided by the preceding paragraphs of this Section 3 shall be determined by Executive.

4.	NOTICE OF TERMINATION.

(a)	Any purported termination by the Bank or by Executive in connection with a Change in Control shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

(b)	“Date of Termination” shall mean the date specified in the Notice of Termination (which, in the instance of Termination for Cause, shall not be less than thirty (30) days from the date such Notice of Termination is given).

(c)	If, within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected) and provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute in connection with a Change in Control, in the event the Executive is terminated for reasons other than Termination for Cause, the Bank will continue to pay Executive his full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to his annual salary) and continue him as a participant in all compensation, benefit and insurance plans in which he was participating when the notice of dispute was given, until the earlier of: (1) the resolution of the dispute in accordance with this Agreement or (2) the expiration of the remaining term of this Agreement as determined as of the Date of Termination.

5.	SOURCE OF PAYMENTS.

It is intended by the parties hereto that all payments provided in this Agreement shall be paid in cash or check from the general funds of the Bank. Further, the Holding Company guarantees such payment and provision of all amounts and benefits due hereunder to Executive and, if such amounts and benefits due from the Bank are not timely paid or provided by the Bank, such amounts and benefits shall be paid or provided by the Holding Company.

6.	EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFIT PLANS.

This Agreement contains the entire understanding between the parties hereto and supersedes any prior agreement between the Bank and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement. Nothing in this Agreement shall confer upon Executive the right to continue in the employ of Bank or shall impose on the Bank any obligation to employ or retain Executive in its employ for any period.

7.	NO ATTACHMENT.

(a)	Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

(b)	This Agreement shall be binding upon, and inure to the benefit of, Executive, the Bank and their respective successors, heirs and assigns.

8.	MODIFICATION AND WAIVER.

(a)	This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b)	No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

9.	SEVERABILITY.

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

10.	HEADINGS FOR REFERENCE ONLY.

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement. In addition, references to the masculine shall apply equally to the feminine.

11.	GOVERNING LAW.

The validity, interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts applicable to contracts entered into and to be performed entirely within the Commonwealth of Massachusetts.

12.	ARBITRATION.

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by Executive within fifty (50) miles from the location of the Bank’s main office, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement, other than in the case of a Termination for Cause.

13.	PAYMENT OF COSTS AND LEGAL FEES.

All reasonable costs and legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Bank (which payments are guaranteed by the Holding Company pursuant to Section 5 hereof) if Executive is successful on the merits pursuant to a legal judgment, arbitration or settlement.

14.	INDEMNIFICATION.

The Bank shall provide Executive (including his heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at its expense, and shall indemnify Executive (and his heirs, executors and administrators) to the fullest extent permitted under Massachusetts law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Bank whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys’ fees and the cost of reasonable settlements.

15.	SUCCESSOR TO THE BANK

The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank, expressly and unconditionally to assume and agree to perform the Bank’s obligations under this

Agreement, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place.

16.	COMPLIANCE WITH 409A OF THE CODE

To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Code, so as to prevent the inclusion in gross income of any amounts payable or benefits provided hereunder in a taxable year that is prior to the taxable year or years in which such amounts or benefits would otherwise actually be distributed, provided or otherwise made available to the Executive. This Agreement shall be construed, administered, and governed in a manner consistent with this intent. Any provision that would cause any amount payable or benefit provided under this Agreement to be includable in the gross income of the Executive under Section 409A(a)(1) of the Code shall have no force and effect unless and until amended to cause such amount or benefit to not be so includable (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Bank without the consent of the Executive). In particular, to the extent the Executive becomes entitled to receive a payment or a benefit upon an event that does not constitute a permitted distribution event under Section 409A(a)(2) of the Code, then notwithstanding anything to the contrary in this Agreement, such payment or benefit will be made or provided to the Executive on the earlier of (i) the Executive’s “separation from service” with the Bank (determined in accordance with Section 409A of the Code); provided however, that if the Executive is a “specified employee” (within the meaning of Section 409A of the Code), the Executive’s date of payment shall be made on the date which is 6 months after the date of the Executive’s separation of service with the Bank or (ii) the Executive’s death. Any reference in this Agreement to Section 409A of the Code shall also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

IN WITNESS WHEREOF, Legacy Banks and Legacy Bancorp, Inc. have caused this Agreement to be executed and their seals to be affixed hereunto by their duly authorized officers and directors, and Executive has signed this Agreement, on the          day of                     , 2005.

ATTEST:	LEGACY BANKS

Corporate Secretary	For the Entire Board of Directors

[SEAL]

ATTEST:	LEGACY BANCORP, INC.

Corporate Secretary	For the Entire Board of Directors

[SEAL]

WITNESS:	EXECUTIVE